GHISLAIN FOURNIER, P. eng.
Superintendent, Corporate Development
AURIZON MINES LTD.
C.P. 487, 1010 – 3eme Avenue Est
Val-d'Or, Quebec J9P 4P5

# CONSENT OF AUTHOR

TO: B.C. Securities Commission
Ontario Securities Commission
Quebec Securities Commission
U.S. Securities and Exchange Commission
Toronto Stock Exchange
American Stock Exchange

I, Ghislain Fournier, P.eng., do hereby consent to the filing of written disclosure of a technical report entitled *SCOPING STUDY ON CASA BERARDI PROJECT, QUEBEC: IMPACT ON THE PRODUCTION PLAN TO MINE THE RESOURCES OF ZONE 113 UNDER 700m LEVEL*, and dated January 28, 2005 (the "Technical Report") and any extracts from or a summary of the Technical Report in the News Release dated January 31, 2005 and Material Change Report dated January 31, 2005 of Aurizon Mines Ltd., and to the filing of the Technical Report with the securities regulatory authorities referred to above.

I also certify that I have read the written disclosure being filed and I do not have any reason to believe that there are any misrepresentations in the information derived from the Technical Report or that the written disclosure in the News Release dated January 31, 2005 and Material Change Report dated January 31, 2005 of Aurizon Mines Ltd. contains any misrepresentation of the information contained in the Technical Report.

Dated this 28 Day of February, 2005.

Ghislain Fournier ing (Seal or Stamp)

INGÉNIEUR Ghislain Fournier 39839 QUÉBEC

28/01/05

Signature of Qualified Person

Ghislain Fournier ing

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